Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

CYTRX CORPORATION

CytRx Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety the Fourth Article and by replacing it with the following:

“FOURTH. The total number of shares of all classes of stock that the corporation shall have the authority to issue is Sixty-Three Million Two Hundred Twenty-Seven Thousand Two-Hundred Seventy-Three (63,227,273), of which Sixty-Two Million Three Hundred Ninety-Three Thousand Nine Hundred Forty (62,393,940) shall be common stock, par value $0.001 per share (the “Common Stock”), and Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three (833,333) shall be preferred stock, par value $0.1 per share (the “Preferred Stock”).

The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a Certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, any qualifications, limitations or restrictions thereof.”

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The effective date of this Certificate of Amendment to Restated Certificate of Incorporation shall be March 16, 2022, at 9:00 a.m. EDT.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment this 15th day of March, 2022.

/s/ Cristina Newman
Cristina Newman, Corporate Secretary